Exhibit 10.22.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of November 1, 2012, by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”) and Paul Metcalf (“Executive”).

W I T N E S SE T H.

WHEREAS, the parties hereto entered into that certain Employment Agreement, dated as of March 12, 2012 (the “Employment Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Employment Agreement); and

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 4(c) of the Employment Agreement is hereby amended by deleting the entire section thereof and replacing it with the following:

“(c) Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(3), 4(b)(i)(4), and 4(b)(i)(5), if any, if and only if Executive has executed and delivered the Release (and no longer subject to revocation, if applicable) attached as Exhibit A within sixty days following the date of termination and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.”

2. Section 4(d) of the Employment Agreement is hereby amended by deleting the entire section thereof and replacing it with the following:

“(d) Except as stated above, any payments pursuant to Section 4(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to Executive pursuant to this Section 4 except as provided by law; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined in subsection (g) hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).”

3. Section 21 is hereby added at the end thereof:

“21. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.”

4. Except as specifically set forth herein, the Agreement and all of its terms and conditions remain in full force and effect, and the Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Agreement as amended by this Amendment.

5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

6. This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

7. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Paul Tang

Name:	Paul Tang
Title:	Executive Vice President

/s/ Paul Metcalf
Paul Metcalf

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